[LETTERHEAD FOR KIMBALL, PARR, WADDOUPS, BROWN & GEE]

                  KIMBALL, PARR, WADDOUPS, BROWN & GEE
                      A PROFESSIONAL CORPORATION
                            SUITE 1300
                       185 SOUTH STATE STREET
                       POST OFFICE BOX 11019
                  SALT LAKE CITY, UTAH 84147-0019
                     TELEPHONE (801) 532-7840
                     FACSIMILE (801) 532-7750

                        June 23, 1997


MMR Investment Bankers
550 North 159th Street East
P.O. Box 781440
Wichita, Kansas 67278-1440

             Re: $2,500,000.00 First Mortgage Bond Issue; Front Range
                 Assisted Living, L.L.C.

Ladies and Gentlemen:
     We have acted as Utah counsel for Front Range Assisted Living, L.L.C., a limited liability company organized under the laws of the State of Kansas (the "Borrower").

     As local counsel for the Borrower, we have examined:
     1.   The Articles of Organization of Borrower.

     2. The Amended and Restated Operating Agreement of Borrower dated December 24, 1996.

     3. The Application for Foreign Limited Liability Company Certificate of Registration of Front Range Assisted Living, L.L.C. filed June 11, 1997.

     4. The Real Estate Deed of Trust dated June 20, 1997 executed by Borrower, as grantor, in favor of Southern Utah Title Company, as trustee for the benefit of Emprise Bank, N.A. and Colonial Trust
Company, Trustee, as lender.

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of all certificates of public officials and other documents which we have deemed necessary as a basis for the opinions hereinafter expressed. In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the due execution of the Deed of Trust. We have also assumed that Borrower is duly organized, validly existing and in good standing as a limited liability company under the laws of the State of Kansas. Based on the

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KIMBALL, PARR, WADDOUPS, BROWN & GEE

MMR Investment Bankers
May 29, 1997
Page 2


foregoing, and subject to the qualifications and representations set forth in this letter, we express the following opinions with respect to the Borrower and the Deed of Trust:

      1. The Borrower is duly and properly registered and in good standing as a foreign limited liability company under the laws of the State of Utah.

      2. When recorded with the Official Records of the County Recorder of Washington County, Utah, the Deed of Trust will create a lien on the real property described therein.

      The opinions set forth herein are predicated upon, limited by and subject to, the following assumptions, qualifications, limitations and exceptions:

      A. This opinion is subject to (i) bankruptcy, insolvency, reorganization, moratorium, or other state or federal laws affecting creditors' rights, now or hereafter in effect, (ii) general principles of equity now or hereafter in effect (regardless of whether such enforceability is considered in a proceeding in equity or at law) including, without limitation, materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, (iii) U.C.A. Section 78-37-1 which provides that there shall be one action for the recovery of any debt or the enforcement of any right secured solely by a mortgage upon real estate, (iv) U.C.A. Section 7OA-9-318(4) of the UCC which limits the effectiveness of agreements purporting to limit the assignability of a debtor's personal property or a debtor's ability to grant a security interest in personal property, and (v) Rule 69(f) of the Utah
Rules of Civil Procedure which provides for rights of redemption with respect to property sold at a sheriffs sale.

    B. We do not express any opinion as to (i) the accuracy of the legal description contained in the Deed of Trust, (ii) title to the real property described in the Deed of Trust (the "Property"), (iii) the existence of any liens, charges, restrictions, easements or encumbrances on the Property, or
(iv) the priority of any liens or security interests purported to be created pursuant to the Deed of Trust.

    C. We have assumed that (i) Borrower has a mortgageable interest in the Property; and (ii) the description of the Property is legally sufficient to allow a third party to identify the Property. We give no opinion as to the existence of the value, interest or rights described in the preceding sentence or the adequacy of the description referred to therein.

    D. The opinions expressed in this letter are solely for the use of the persons to whom this letter is expressly addressed and their counsel and these opinions may not be relied on by any other persons without our prior written approval. The opinions expressed in this letter speak only as of the date of this letter, are limited to the matters set forth in this letter, and no other opinions should be inferred beyond the matters expressly stated. We bring to your attention the fact that our legal opinions are an expression of professional judgment and are not a guarantee of a result.

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KIMBALL, PARR, WADDOUPS, BROWN & GEE

MMR Investment Bankers
May 29, 1997
Page 3


Additionally, we do not undertake to advise you of matters which may come to our attention subsequent to the date hereof which may affect our legal opinions expressed herein.

     F. With certain exceptions, we are qualified to practice law only in the State of Utah. Other than as set forth above, we express no opinion herein concerning any law other than the laws of the State of Utah and the federal laws of the United States.

                     Very truly yours,

                     KIMBALL, PARR, WADDOUPS, BROWN & GEE
                     /S/Kimball, Parr, Waddoups, Brown & Gee